EXHIBIT 5


                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 28, 2000, by and among Bristol Hotels & Resorts, a Delaware corporation (the "Company"), Bass PLC, a corporation organized under the laws of England and Wales ("Parent"), and BHR North America, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent ("Purchaser").

                                    RECITALS

         A. The Boards of Directors of each of Parent, Purchaser and the Company have determined that it is in the best interests of their respective companies and stockholders for Purchaser to enter into a business combination with the Company on the terms and subject to the conditions set forth herein (the "Acquisition").

         B. As a first step in the Acquisition, the Company, Parent and Purchaser each desire that Parent cause Purchaser to commence a cash tender offer (the "Offer") to purchase all of the Company's issued and outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), for $9.50 per Share, net to the seller in cash, without interest or such higher price as may be paid in the Offer (the "Per Share Amount"), on the terms and subject to the conditions set forth in this Agreement.

         C. To complete the Acquisition, the Boards of Directors of each of the Company, Parent and Purchaser have approved this Agreement and the merger of the Purchaser with and into the Company (the "Merger"), wherein any issued and outstanding Shares not tendered and purchased by Purchaser pursuant to the Offer (other than Shares described in Section 2.6(b) and any Dissenting Shares) will be converted into the right to receive the Per Share Amount, on the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL").

         D. The Board of Directors of the Company (the "Company Board") (i) has unanimously resolved (one director abstaining) to recommend that the holders of the Shares ("Stockholders") accept the Offer and approve the Merger and adopt this Agreement and (ii) has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to and in the best interests of the Stockholders.

         E. The parties desire to make certain representations, warranties and covenants in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

         F. In order to induce Parent and Purchaser to enter into this Agreement, concurrently with the execution and delivery hereof, Parent, Purchaser and United/Harvey Holdings, L.P., a Delaware limited partnership ("Holdings"), are entering into a Stockholder Agreement, dated as of the date hereof (the "Stockholder Agreement"), pursuant to which Holdings has agreed, on the terms and subject to the conditions thereof, to tender its Shares in accordance with the terms of the Offer and to vote its Shares in favor of the Merger and other matters necessary to consummate the transactions contemplated by this Agreement.

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         NOW THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the parties agree as follows:

                              I. THE TENDER OFFER

         1.1 The Offer. (a) Provided that nothing shall have occurred that, had the Offer referred to below been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex A hereto, subject to the last sentence of this Section 1.1(a), as promptly as practicable (but in any event not later than March 6, 2000), Parent will cause Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer, whereby Purchaser will offer to purchase for cash all of the Shares at the Per Share Amount, net to the seller in cash, without interest (subject to reduction for any stock transfer taxes payable by the seller, if payment is to be made to a Person other than the Person in whose name the certificate for such Shares is registered, or for any applicable withholding tax), provided, however, that Parent may designate another direct or indirect subsidiary of Parent as the bidder in the Offer (within the meaning of Rule 14d-1(g) under the Exchange Act, in which case references herein to Purchaser will be deemed to apply to such subsidiary, as applicable). The obligation of Parent to cause Purchaser to consummate the Offer and to accept for payment and to promptly pay for Shares validly tendered in the Offer and not validly withdrawn in accordance therewith will be subject to, and only to, those conditions set forth in Annex A hereto (the "Offer Conditions").

         (b) Subject to the requirements of applicable Law, Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any changes in the terms or conditions of the Offer; provided, however that without the prior written consent of the Company, Purchaser will not, and Parent will cause Purchaser not to, (i) decrease or change the form of the Per Share Amount, (ii) decrease the number of Shares sought in the Offer, or (iii) amend or waive the Minimum Condition (as defined in Annex A hereto) or impose conditions other than the Offer Conditions on the Offer. In the event that any Offer Condition is not satisfied or waived at the time that the expiration date of the Offer (as such date may from time to time be extended, the "Expiration Date") would otherwise occur, Purchaser may from time to time extend the Expiration Date (but not beyond the Outside Date), or amend any term of the Offer in any manner not materially adverse to the Stockholders. In the event that at least a majority but less than 90% of the Voting Securities, calculated on a fully diluted basis, have been validly tendered and not withdrawn on the scheduled or extended expiration date of the Offer, Purchaser shall, unless otherwise notified by the Company in writing, accept and purchase all of the Shares tendered in the initial offer period and may notify Stockholders of Purchaser's intent to provide a "subsequent offering period" for tender of at least 90% of the Shares pursuant to Rule 14d-11 of the Exchange Act. The Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). Assuming the prior satisfaction or waiver of the Offer Conditions, Parent will cause Purchaser to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date or any extension thereof.

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         1.2 Offer Documents. (a) As soon as practicable on the date of the public announcement of the Offer, Parent and Purchaser will file or cause to be filed with the SEC the joint press release announcing the Offer on Schedule TO ("Schedule TO"), and as soon as practical on the date of commencement of the Offer, Parent and Purchaser will file or cause to be filed with the SEC a tender offer statement on Schedule TO which will contain an offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto or any other documents filed by Parent or Purchaser with the SEC with respect to the Offer pursuant to Rule 13e-3 of the Exchange Act, the "Offer Documents") and which Parent and Purchaser represent, warrant and covenant will comply in all material respects with the Exchange Act and other applicable Laws and will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable Laws; provided, however, that no representation, warranty or covenant is hereby made or will be made by Parent or Purchaser with respect to information supplied by the Company or any of its officers, directors, employees, representatives or agents for inclusion in, or information derived from the Company's public SEC filings that is incorporated by reference or included in, the Offer Documents (such supplied, derived, incorporated or included information, the "Company SEC Information")

         (b) Parent, Purchaser and the Company will each promptly correct any information provided by them for use in the Offer Documents if and to the extent that it becomes false or misleading in any material respect, and Parent and Purchaser will jointly and severally take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to the Stockholders, in each case as and to the extent required by applicable Law. In conducting the Offer, Parent and Purchaser will comply in all material respects with the provisions of the Exchange Act and other applicable Laws. Parent and Purchaser will afford the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

         1.3 Company Actions. The Company hereby approves of and consents to the Offer and represents that (a) the Company Board (at a meeting duly called and held) has (i) determined that this Agreement, the Offer and the Merger are fair to and in the best interests of the Company and its Stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) taken all other action necessary to render the limitations on business combinations contained in Section 203 of the DGCL (or any similar provision) inapplicable to the transactions contemplated hereby, including the Offer and the Merger, (iv) taken all action necessary to exempt Parent and its direct and indirect wholly owned subsidiaries from the limitations on ownership of voting stock of the Company set forth in Article Seventh of the Company's Amended and Restated Certificate of Incorporation, (v) consented to the acquisition by Purchaser and its direct and indirect wholly owned subsidiaries of Shares pursuant to the Offer for purposes of Section 4.2 of the Stockholders' Agreement, dated July 27, 1998 (the "BHR Stockholders Agreement"), by and among the Company, Holiday Corporation, Bass America, Inc., Parent and Holdings; and (vi) resolved to recommend acceptance of the Offer and approval of the Merger by the Stockholders and adoption of this Agreement by the Stockholders and (b) Prudential Securities Incorporated (the "Company Financial Adviser") has

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delivered to the Company Board the opinion described in Section 3.18. The
Company hereby consents to the inclusion in the Offer Documents of the recommendation referred to in this Section 1.3; provided, however, that the Company Board may withdraw, modify or change such recommendation to the extent, and only to the extent and on the conditions, specified in Section 5.2(b). The Company will file with the SEC, substantially simultaneously with the filing by Parent and Purchaser of the Schedule TO, the joint press release announcing the Offer on Schedule 14D-9 and a Solicitation/Recommendation Statement containing such recommendations of the Company Board in favor of the Offer and the Merger (together with all amendments and supplements thereto, "Schedule 14D-9"). The Company represents, warrants and covenants to Parent and Purchaser that
Schedule 14D-9 will comply in all material respects with the Exchange Act and any other applicable Laws and will contain (or will be amended in a timely manner so as to contain) all information that is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable Laws; provided, however, that no representation, warranty or covenant is made or will be made herein by the Company with respect to information supplied by Parent or Purchaser or any of their respective officers, directors, employees, representatives or agents for inclusion in, or information derived from Parent's public SEC filings which is incorporated or included in, Schedule 14D-9 (the "Parent SEC Information"). The Company will include in Schedule 14D-9 information furnished by Parent in writing concerning Parent's Designees as required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder and will use its reasonable best efforts to have Schedule 14D-9 available for inclusion in the initial mailing (and any subsequent mailing) of the Offer Documents to the Stockholders. Each of the Company and Parent will promptly correct any information provided by it for use in Schedule 14D-9 if and to the extent that it becomes false or misleading in any material respect and the Company will further take all lawful action necessary to cause Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the Stockholders, in each case as and to the extent required by applicable Law. Parent and its counsel will be given a reasonable opportunity to review Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. In connection with the Offer, the Company will furnish Parent with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record Stockholders as of the latest practicable date and thereafter, until the expiration of the Offer, of those persons becoming Stockholders subsequent to such latest practicable date, and will furnish Parent such information and assistance (including updated lists of Stockholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial Stockholders. Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Purchaser will, and will instruct each of their respective Affiliates, associates, partners, employees, directors, officers, agents, and advisors to, hold in confidence the information contained in such labels, lists and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the Company all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control or in the possession or under the control of their affiliates, agents or representatives.

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         1.4 Actions by Parent and Purchaser. Subject to the provisions of this
Agreement, Parent shall provide or cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer at such time as such funds are necessary.

         1.5 Directors. (a) Promptly upon the purchase of Shares pursuant to the Offer, and from time to time thereafter, (i) Parent will be entitled to designate such number of directors ("Parent's Designees"), rounded up to the next whole number, as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to the product of (A) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.5) and (B) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"); provided, however, that if the number of Shares purchased pursuant to the Offer equals or exceeds a majority of the outstanding Shares, the Board Percentage will in all events be a majority of the members of the Company Board, and (ii) the Company will, upon request by Parent, promptly satisfy the Board Percentage by (A) increasing the size of the Company Board or (B) using its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's Designees to be elected to the Company Board, or both, and will use its reasonable best efforts to cause Parent's Designees promptly to be so elected, subject in all instances to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Promptly after the date hereof, Parent shall provide to the Company the names of its designees for election to the Company Board and all other information relating to such designees necessary for the Company to comply with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Parent, upon the purchase of Shares pursuant to the Offer, the Company will use its reasonable best efforts to cause such individuals designated by the Parent to constitute the same Board Percentage of (i) each committee of the Company Board, (ii) the Company's representation on the board of directors of any Subsidiary (as defined below) of the Company, and (iii) the Company's representation on any committee of the board of directors of any Subsidiary of the Company. At the request of Parent, the Company will take, at its expense, all reasonable action necessary to effect any such election. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself, Parent's Designees and Parent's officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to be included in Schedule 14D-9. Notwithstanding the foregoing, at all times prior to the Effective Time, the Company Board will include at least two Continuing Directors as defined in Section 1.5(b) below.

         (b) Notwithstanding any other provision hereof, of the certificate of incorporation or bylaws of the Company or of applicable Law to the contrary, following the election or appointment of Parent's Designees pursuant to this
Section 1.5 and prior to the Effective Time, any amendment or termination of this Agreement by the Company or amendment of the certificate of incorporation or bylaws of the Company, extension by the Company for the performance or waiver of the obligations or other acts of Parent or Purchaser hereunder or waiver by the Company of any of the Company's rights hereunder will require the affirmative vote of the majority of the Continuing Directors. For purposes of this Agreement, the term the "Continuing Directors" means at any time (i) those directors of the

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Company who are directors on the date hereof and who voted to approve this
Agreement and (ii) such additional directors of the Company who are not affiliated with Parent, Purchaser or any of their respective Affiliates and who are designated as "Continuing Directors" for purposes of this Agreement by a majority of the Continuing Directors in office at the time of such designation.

                                 II. THE MERGER

         2.1 The Merger. (a) On the terms and subject to the conditions of this Agreement, at the Effective Time, Purchaser will be merged with and into the Company in accordance with the applicable provisions of the DGCL, and the separate corporate existence of Purchaser will thereupon cease. The Company will be the surviving corporation in the Merger (as such, the "Surviving Corporation") in accordance with the DGCL.

         (b) The Merger will have the effects specified in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

         2.2 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, at 10:00 a.m., local time, on the second Business Day after the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing
Date) set forth in Article VI is satisfied or waived in accordance herewith, or at such other place, time or date as the parties may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         2.3 Effective Time. On the Closing Date or as soon as practicable following the date on which the last of the conditions set forth in Article VI is satisfied or waived in accordance herewith, the Surviving Corporation will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in the applicable section of the DGCL. Upon completion of such filing or at such date or time as Parent and the Company agree and specify in the certificate of merger, the Merger will become effective in accordance with the DGCL. The time and date on which the Merger becomes effective is herein referred to as the "Effective Time".

         2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. (a) The certificate of incorporation of the Surviving Corporation will be amended as of the Effective Time to conform to the certificate of incorporation of the Purchaser in effect immediately prior to the Effective Time, until thereafter amended in accordance with its terms and those of the DGCL.

         (b) The bylaws of the Purchaser will be the bylaws of the Surviving Corporation from and after the Effective Time, until amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and the DGCL.

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         2.5 Directors and Officers of the Surviving Corporation. (a) The
members of the initial Board of Directors of the Surviving Corporation will be the directors of the Purchaser at the Effective Time. All of the members of the Board of Directors of the Surviving Corporation will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

         (b) The officers of the Surviving Corporation will consist of the officers of the Company at the Effective Time. Such Persons will continue as officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

         2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holder of any of the following securities:

         (a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares subject to Section 2.6(b) and any Dissenting Shares) and any Shares issuable upon exercise of any option, conversion or other right to acquire Shares existing immediately prior to the Effective Time (collectively, "Rights") will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished and be converted into the right to receive (i) in the case of Shares, the Per Share Amount, or such higher per Share amount as is paid in the Offer, in cash payable to the holder thereof, without interest (the "Merger Consideration"), or (ii) in the case of Rights, the excess, if any, of the Per Share Amount (or such higher per Share amount as is paid in the Offer) over the per Share exercise price thereof, in each case prorated for fractional shares, in accordance with Section 2.7. All such Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate formerly representing any such Share will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.7. Any payment made pursuant to this
Section 2.6(a) and Section 2.7 will be made net of applicable withholding taxes to the extent such withholding is required by Law. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, and such action is in compliance with Section 5.1, the Merger Consideration will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

         (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held in the treasury of the Company and each Share owned by Purchaser immediately before the Effective Time will be automatically canceled and retired and will cease to exist and no payment or other consideration will be made with respect thereto. Notwithstanding anything herein to the contrary, each Share owned by Bass America, Inc. or Parent or any direct or indirect, wholly-owned

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subsidiary of Parent (other than Purchaser) immediately before the Effective
Time shall not be cancelled, and shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

         (c) Common Stock of Purchaser. Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately before the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of Surviving Corporation Common Stock, which, in accordance with this Agreement and together with the Surviving Corporation Common Stock issued pursuant to the last sentence of Section 2.6(b), will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

         2.7 Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser will designate a bank or trust company selected by it and reasonably acceptable to the Company to act as agent for the Stockholders in connection with the Merger (the "Paying Agent") to receive the funds necessary to make the payments contemplated by Section 2.6. As soon as practicable after the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent for the benefit of Stockholders the aggregate consideration to which such holders will be entitled pursuant to Section 2.6(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

         (b) Each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to Section 2.6(a) (the "Certificates") may thereafter surrender such Certificate or Certificates to the Paying Agent, as agent for such holder, to effect the surrender of such Certificate or Certificates on such holder's behalf for a period ending six months after the Effective Time. Parent agrees that promptly after the Effective Time it will cause the distribution to Stockholders of record as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of Certificates for cancellation, together with such materials, Parent will cause the Paying Agent to pay the holder of such Certificates in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate. Until so surrendered, each such Certificate (other than certificates representing Shares subject to Section 2.6(b) and any Dissenting Shares) will represent solely the right to receive the aggregate Merger Consideration relating thereto.

         (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or instrument is registered, it will be a condition to such payment that the Certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Paying Agent that such tax either has been paid or is not payable.

         (d) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of Shares outstanding prior to the Effective Time or otherwise issuable pursuant to Rights on the records of the Company. If, after the Effective Time, Certificates are

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presented to the Surviving Corporation, they will be canceled and exchanged for the Merger Consideration as provided in Section 2.6(a). No interest will accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding Shares or Shares issuable upon exercise of Rights.

         (e) Promptly following the date that is six months after the Effective Time, the Paying Agent will deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Paying Agent's duties will terminate. Thereafter, each holder of a Certificate (other than Certificates representing Shares subject to Section 2.6(b) and any Dissenting Shares) may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration thereof the aggregate Merger Consideration relating thereto, without any interest or dividends thereon.

         (f) The Merger Consideration will be net to the holder of Shares in cash, subject to reduction only for any applicable withholding taxes or, as set forth in Section 2.7(c), stock transfer taxes payable by such holder.

         (g) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with
Section 2.6; provided, that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, post a bond in such reasonable amount as the Surviving Corporation may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

         (h) None of the Parent, Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         2.8. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has not voted such Shares in favor of this Agreement and who has properly exercised appraisal rights with respect to such Shares in accordance with the DGCL (including
Section 262 thereof) and as of the Effective Time has neither effectively withdrawn nor lost its right to exercise such appraisal rights ("Dissenting Shares"), will not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.6(a), but the holder thereof will be entitled to only such rights as are granted by the DGCL.

         (b) Notwithstanding the provisions of Section 2.8(a), if any Stockholder who demands appraisal rights with respect to its Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) its appraisal rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in

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Section 2.6(a), without interest thereon, upon surrender of the Certificate or
Certificates formerly representing such Shares.

         (c) The Company will give Parent (i) prompt notice of any written intent to demand payment of the fair value of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to appraisal rights under the DGCL. The Company may not voluntarily make any payment with respect to any exercise of appraisal rights and may not, except with the prior written consent of Parent, settle or offer to settle any such appraisal rights.

               III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to each of Parent and Purchaser, except as set forth in the letter, dated the date hereof, from the Company to Parent and Purchaser (the "Company Disclosure Letter"), as follows:

         3.1. Existence; Good Standing; Corporate Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each state in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The copies of the Company's certificate of incorporation and bylaws previously made available to Parent are true, correct and complete. As used in this Agreement, (a) the term "Company Material Adverse Effect" means any change, effect, event or condition that has had or would reasonably be expected to (i) have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event or condition resulting from factors generally affecting the U.S. hospitality industry or the United States economy, or (ii) prevent or materially delay the Company's ability to consummate the transactions contemplated hereby, and (b) the term "Subsidiary" when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

         3.2. Authorization, Validity and Effect of Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it. Subject only to the approval of this Agreement and the Merger by the holders of a majority of the outstanding Shares, this Agreement, the Offer, the Merger and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by the Company and constitutes, and all agreements and documents contemplated hereby to be executed and delivered by the Company (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereinafter in effect affecting creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

         3.3. Capitalization. The authorized capital stock of the Company consists of 100,000,000 Shares and 25,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Shares"). As of the close of business on the last Business Day immediately preceding the date hereof (the "Measurement Date"), (a) 17,708,686 Shares were issued and outstanding (not treating any treasury shares as outstanding), each of which was duly authorized, validly issued, fully paid and nonassessable and issued free of any preemptive rights,(b) no Preferred Shares were issued or outstanding, (c) 5,000,000 Shares were reserved for issuance under the Stock Option Plans, and (d) options to purchase 1,227,350 Shares in the aggregate were outstanding under the Stock Option Plans as more particularly described in Section 3.3 of the Company Disclosure Letter (including the holders thereof, the expiration date, the exercise prices thereof and the dates of grant). Since the Measurement Date, no additional shares of capital stock of the Company have been issued and no other options, warrants or other rights to acquire shares of the Company's capital stock (collectively, the "Rights to Acquire") have been granted. Except as described in the second preceding sentence, the Company has no outstanding bonds, debentures, notes or other securities or obligations the holders of which have the right to vote or which are convertible into or exercisable for voting securities, capital stock or other equity or ownership interests in the Company. Except as set forth in Section 3.3 of the Company Disclosure Letter, there are not any existing options, warrants, calls, subscriptions, convertible securities or other Rights to Acquire which obligate the Company or any of its Subsidiaries to issue, exchange, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries other than Shares issuable under the Stock Option Plans or awards granted pursuant thereto. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (a) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, or (b) to vote or to dispose of any shares of the capital stock of any of its Subsidiaries. After the Merger, none of the Company or any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock or other securities pursuant to any employee benefit plan or otherwise.

         3.4. Subsidiaries. Section 3.4 of the Company Disclosure Letter lists all of the Subsidiaries of the Company. Each of the Company's Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, partnership or similar power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company owns, directly or indirectly, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances (collectively, "Liens"), except as set forth in Section 3.4 of the Company Disclosure Letter. Each of the outstanding shares of capital stock (or such other ownership interests) of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Section 3.4 of the Company Disclosure Letter sets forth the following information for each Subsidiary of the Company: (i) its jurisdiction of incorporation or organization, (ii) its authorized capital stock or share capital, and (iii) the number of issued and outstanding shares of capital stock, share capital or other equity interests.

         3.5. Other Interests. Except for interests in the Company's Subsidiaries or as set forth on Section 3.5 of the Company Disclosure Letter, neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any domestic or foreign corporation, company, partnership, joint venture, business, trust or entity.

         3.6. No Conflict; Required Filings and Consents. (a) Except as set forth in Section 3.6 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) subject to the Company making any filings, notifications or registrations and obtaining any approvals, consents or authorizations identified in Section 3.6(b), conflict with or violate any domestic or foreign law, statute, rule, regulation or other legal requirement ("Law") or order, judgment, injunction or decree ("Order") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or
(iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, events, losses, rights, payments, cancellations, encumbrances or other occurrences that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

         (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, including without limitation any quasi-governmental, supranational, statutory, environmental entity and any stock exchange, court or arbitral body (each a "Governmental Entity"), except (i) for (A) applicable requirements, if any, of the Exchange Act, (B) the applicable pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, and the rules and regulations thereunder (the "HSR Act"), (C) the filing of a certificate of merger pursuant to the DGCL, (D) the consents, approvals and authorizations set forth in Section 3.6 of the Company Disclosure Letter, and (E) consents, approvals, authorizations, orders, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages and (ii) where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         3.7. Compliance with Laws. Except as set forth in the Company Filed Reports, neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any Law or Order applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (provided that no representation or warranty is made in this Section 3.7 with respect to Environmental Laws), or
(b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries is under review or investigation with respect to or has been threatened to be charged with or given notice of any violation of any such Law or Order, except in each case for such conflicts, defaults, violations, reviews or investigations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as described in the Company Filed Reports, the Company and its Subsidiaries hold all licenses, permits, orders, registrations approvals and other authorizations ("Permits") and have taken all actions required by applicable Law or government regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as described in the Company Filed Reports, the Company and each of its Subsidiaries are in compliance with the terms of all Permits, except where such failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         3.8. SEC Documents. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since June 19, 1998 (collectively, the "Company Reports", and the Company Reports filed prior to the date of this Agreement, the "Company Filed Reports"). As of their respective filing dates, the Company Reports and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement and until the Offer Completion Date (i) complied, or will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the rules and regulations thereunder and (ii) did not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded by a subsequent Company Report filed prior to the date of this Agreement. No Subsidiary of the Company is required to file any report, form or other document with the SEC.

         (b) Each of the financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and, to the extent applicable, the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments, none of which will be material in kind or amount), in each case in accordance with United States generally accepted accounting principles consistently applied ("GAAP") during the periods involved, except as may be noted therein.

         3.9. Litigation. Except as described in the Company Filed Reports or in Section 3.9 of the Company Disclosure Letter, there are no actions, suits or proceedings pending, publicly announced or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and there are no Orders of any Governmental Entity outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect.

         3.10. Absence of Certain Changes. Except as described in the Company Filed Reports or in Section 3.10 of the Company Disclosure Letter, from January 1, 1999 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not been (a) any Company Material Adverse Effect or (b) any action that if taken after the date hereof would be a violation of Section 5.1(a) through 5.1(p), inclusive.

         3.11. Taxes. (a) (i) The Company has timely filed or caused to be filed with the appropriate Governmental Entities all income and other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries, (ii) all material Taxes due with respect to periods covered by such Tax Returns, all material Taxes required to be paid on an estimated or installment basis and all material Taxes required to be withheld with respect to the Company and its Subsidiaries have been timely paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by Law, (iii) no Federal, state, local or foreign audits, administrative proceedings or court proceedings are pending with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries and there are no outstanding deficiencies or assessments asserted or proposed, (iv) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries and (v) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

         (b) For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments), and (ii) "Tax Return" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes

         3.12. Contracts. (a) There have been made available to Parent copies of all of the following contracts to which Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Material Contracts"): (i) the agreement or form of agreement pursuant to which the Company or its Subsidiaries holds a leasehold interest in or otherwise has an economic interest in one or more hotel facilities; (ii) the agreements pursuant to which the Company or any of its Subsidiaries manages any hotel or hotel business by the Company or any of its Subsidiaries; (iii) the agreements granting the Company or any of its Subsidiaries a franchise or license to utilize a brand name or other rights of a hotel chain or system, or granting a license or sublicense of any material trademark, trade name, copyright, patent, service mark or trade secret, or any rights therein or application therefor;
(iv) contracts with any current or former officer or director of the Company or any of its Subsidiaries; (v) contracts (A) for the sale of any of the material assets of the Company or any of its Subsidiaries or the acquisition of any material amount of assets by the Company or any of its Subsidiaries, other than contracts entered into in the ordinary course of business, or (B) for the grant to any person of any rights to purchase any of its material assets; (vi) contracts which restrict in any material manner the Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or which restrict in any material manner any other person from competing with the Company or any of its Subsidiaries in any line of business or in any geographical area; (vii) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes, letters of credit, hedging obligations, capitalized lease obligations, take or pay contracts and other contracts relating to the borrowing of money; (viii) all joint venture, partnership or similar agreements; and (ix) any material contracts not made in the ordinary course of business.

         (b) All of the Material Contracts are in full force and effect and are the legal, valid and binding obligations of the Company and/or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any of its Subsidiaries is in breach or default in any material respect under any Material Contract nor, to the Knowledge of the Company, is any other party to any Material Contract in breach or default thereunder in any material respect.

         3.13. Environmental Matters. (a) Except as disclosed in the Company Filed Reports, as specified in Section 3.13 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its current or former Subsidiaries has violated or is in violation of any Environmental Law;

(ii) neither the Company nor any of its current or former Subsidiaries is liable for any off-site contamination; (iii) neither the Company nor any of its current or former Subsidiaries has any liability or remediation obligation under any Environmental Law and in the case of clauses (ii) and (iii) of this
Section 3.13(a), to the knowledge of the Company, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability; (iv) no assets of the Company or any of its current or former Subsidiaries are subject to pending or, to the Knowledge of the Company, threatened Liens under any Environmental Law; (v) the Company and its Subsidiaries have all Permits required under any Environmental Law ("Environmental Permits"); (vi) the Company and its Subsidiaries are in compliance with their respective Environmental Permits;
(vii) neither the Company nor any of its current or former Subsidiaries has received any claim, notice or request for information concerning any violation or alleged violation of, or any liability or alleged liability under, any Environmental Law; and (viii) no investigation, action or review is pending or, to the knowledge of the Company, threatened by any Governmental Entity or other person under any Environmental Law.

         (b) For purposes of this Agreement, the term (i) "Environmental Laws" means any national, federal, state or local Law (including, without limitation, common law), Order, Permit or any agreement with any Governmental Entity or other third party (whether domestic or foreign) relating to: (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, processing, distribution, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) health and human safety or the environment, and (ii) "Hazardous Substances" means: (A) those materials, pollutants and/or substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act of 1980, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substances Control Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas and any mixtures thereof; (D) radon; (E) any other contaminant; and (F) any materials, pollutants and/or substance with respect to which any Governmental Entity requires environmental investigation, monitoring, reporting or remediation.

         3.14. Company Benefit Plans; ERISA Compliance. (a) Except as disclosed in the Company Filed Reports or disclosed in Section 3.14(a) of the Company Disclosure Letter, there are no compensation, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option or other stock related rights, fringe benefit, retirement, vacation, disability, death benefit, supplemental unemployment benefits, hospitalization, medical, dental, life, severance, post-employment benefits or other plan, agreement, arrangement, policies or understanding, or employment, severance, retention, consulting, change of control or similar agreement whether formal or informal, oral or written, legally binding or not providing benefits to any current or former employee, officer, director or shareholder of the Company or any of its Subsidiaries or to which the Company or any of its ERISA Affiliates (as defined below) contributes or is or was obligated to contribute (collectively, the "Company Benefit Plans", which will include each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, but shall not include any Multiemployer Plan (as defined below)). Sections 3.14(a) and
5.9 of the Company Disclosure Letter contain a true and complete list of all arrangements providing for termination or severance pay to any officer, director or employee of the Company. An "ERISA Affiliate" of the Company means any other Person which, together with the Company, would be treated as a single employer under Section 414 of the Code.

         (b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms, all applicable Laws, including ERISA and the Code. Each Company Benefit Plans is in material compliance with all applicable Laws, including the applicable provisions of ERISA, and the Code. Each Company Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code is so qualified and each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt. No fact or event has occurred which is reasonably likely to affect adversely the qualified status of any such Company Benefit Plan or the exempt status of any such trust, except for any occurrence that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All contributions to, and payments from, each Company Benefit Plan and Multiemployer Plan that are required to be made in accordance with such Plans and applicable Laws (including ERISA and the Code) have been timely made in all material respects.

         (c) The Internal Revenue Service (the "IRS") has issued favorable determination letters with respect to the qualification of each qualified Company Benefit Plan and related trust, and the IRS has not taken any action to revoke any such letter and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

         (d) No Company Benefit Plan is or at any time was (i) subject to Title IV of ERISA or (ii) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. Except as set forth in Section 3.14(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries contributes to any "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer welfare arrangement" within the meaning of
Section 3(40) of ERISA (each a "Multiemployer Plan").

         (e) No Company Benefit Plan provides medical benefits (whether or not insured) with respect to current or former employees, officers or directors after retirement or other termination of service, except as required by applicable Law.

         (f) Except as set forth on Section 3.14(f) or 5.9 of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of the Company to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation, equity rights or benefits due any such employee, officer or director.

         (g) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true and complete copy of: (A) each writing constituting a part of such Company Benefit Plan, including without limitation all Company Benefit Plan documents and trust agreements; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any;
(C) the most recent annual financial report, if any; (D) the most recent actuarial report, if any; and (E) the most recent determination letter from the IRS, if any.

         (h) With respect to each Company Benefit Plan, there have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that would reasonably be expected to result in any material liability or excise tax under ERISA or the Code.

         (i) Except as set forth on Section 5.9 of the Company Disclosure Letter, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such Company Benefit Plan above the level of the expense incurred in respect thereof for the 12 months ended on the date of the most recent balance sheet for the Company and its Subsidiaries.

         (j) All contributions and payments due under each Company Benefit Plan have either been discharged and paid or are adequately reflected as a liability on the most recent balance sheet for the Company and its Subsidiaries in accordance with GAAP.

         (k) Except as set forth on Section 3.14(k) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or subject to any union contract or collective bargaining agreement, (ii) the Company and its Subsidiaries are in compliance in all material respects with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice that would affect the Company in any material respect, and (iii) there is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board that would affect the Company in any material respect.

         3.15. State Takeover Statutes; BHR Stockholders Agreement; Charter Provisions. (a) The Company Board has approved the Offer, the Merger and this Agreement and the transactions contemplated hereby and such approval is sufficient to render inapplicable to the Offer, the Merger and this Agreement and the transactions contemplated hereby the limitations on business combinations contained in Section 203 of the DGCL (or any similar provision). Neither Section 203 of the DGCL nor any other "fair price," "merger moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby.

         (b) The Company has taken all action necessary to exempt Parent and its direct and indirect wholly owned subsidiaries from the limitations on ownership of voting stock of the Company set forth in Article Seventh of the Company's Amended and Restated Certificate of Incorporation.

         (c) The Company has consented to the acquisition by Parent or its direct and indirect wholly owned subsidiaries of Shares pursuant to the Offer for purposes of Section 4.2 of the BHR Stockholders Agreement.

         3.16. Voting Requirements. The affirmative vote of the holders of a majority of the issued and outstanding Shares, voting as a single class, at the Company Stockholders Meeting to adopt this Agreement and approve the Merger ("Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and/or adopt this Agreement and the transactions contemplated hereby and to approve the Merger.

         3.17. No Brokers. The Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company or Parent to pay any investment banker's or finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained the Company Financial Adviser as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof. The Company or, if the Effective Time occurs, the Surviving Corporation, will pay all amounts owed pursuant to the foregoing arrangements.

         3.18. Opinion of Company Financial Adviser. The Company has received the opinion of the Company Financial Adviser to the effect that, as of the date hereof, the consideration to be received by the Stockholders in the Offer and the Merger is fair to the Stockholders from a financial point of view.

         3.19. Proxy Statement; Offer Documents. The proxy statement to be sent to the Stockholders in connection with a meeting of the Stockholders to consider the Merger (the "Company Stockholders Meeting") or the information statement to be sent to the Stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), at the date mailed to the Stockholders and at the time of the Company Stockholder Meeting (i) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Schedule 14D-9 nor any of the information provided by the Company or its officers, directors, representatives, agents or employees for inclusion in the Schedule TO or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO and the other Offer Documents are filed with the SEC and are first published, sent or given to Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to any Parent SEC Information.

         3.20. No Undisclosed Material Liabilities. There are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:

         (a) liabilities or obligations disclosed in the Company Filed Reports; and
         (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since September 30, 1999 that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         3.21. Transaction Fees. As of the date hereof, the Company expects that the total amount of all legal and financial advisory fees, transaction-related bonuses and other incidental expenses (such as printing, proxy solicitation, SEC and HSR filing fees) will not exceed $1.75 million.

                IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND
                                   PURCHASER

         Each of Parent and Purchaser represents and warrants to the Company as follows:

         4.1. Existence; Good Standing; Corporate Authority. Each of Parent and Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Purchaser is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Parent Material Adverse Effect. A "Parent Material Adverse Effect" means any change, effect, event or condition that has had or would reasonably be expected to (i) have a material adverse effect on the business, results of operations or financial condition of Parent, Purchaser and Parent's Subsidiaries, taken as a whole, other than any change, effect, event or condition resulting from factors generally affecting the U.S. hospitality or the United States economy, or (ii) prevent or materially delay Parent's or Purchaser's ability to consummate the transactions contemplated hereby. Each of Parent and Purchaser has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.

         4.2. Authorization, Validity and Effect of Agreement. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, the Stockholder Agreement and all agreements and documents contemplated hereby and thereby to be executed respectively by it. This Agreement, the Stockholder Agreement, the Offer, the Merger and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Parent and Purchaser and by Bass U.S.A., Incorporated as the sole stockholder of Purchaser, and no other corporate action on the part of Parent or Purchaser is necessary to authorize this Agreement, the Stockholder Agreement, the Offer and the Merger, or to consummate the transactions contemplated hereby or thereby. This Agreement and the Stockholder Agreement constitute, and all agreements and documents contemplated hereby to be executed and delivered by Parent or Purchaser (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of Parent or Purchaser, as the case may be, enforceable respectively against them in accordance with their respective terms, except that (i) the enforceability hereof and thereof may be subject to applicable bankruptcy, insolvency or other similar laws now or hereinafter in effect affecting creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

         4.3. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and the Stockholder Agreement by Parent and Purchaser do not, and the performance by the Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation, bylaws or other similar constituent documents of Parent or any of its Subsidiaries, (ii) subject to Parent and Purchaser making any filings, notifications or registrations and obtaining any approvals, consents or authorizations identified in Section 4.3(b), conflict with or violate any Law or Order applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or
(iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any property or asset of Parent or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and
(iii), for the BHR Stockholders Agreement, the FelCor Stockholders Agreement and for any such conflicts, violations, breaches, defaults, events, losses, rights, payments, cancellations, encumbrances or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

         (b) The execution and delivery of this Agreement and the Stockholder Agreement by Parent and Purchaser do not, and the performance of this Agreement and the Stockholder Agreement and the consummation of the transactions contemplated hereby and thereby by either of them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, (B) the applicable pre-merger notification requirements of the HSR Act, and (C) the filing of certificate of merger pursuant to the DGCL, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

         4.4. No Brokers. Neither Parent nor Purchaser has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company to pay any investment banker's or finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, any such amounts to be the sole liability of Parent.

         4.5. Proxy Statement; Offer Documents. None of the information provided by Parent, Purchaser or their respective officers, directors, representatives, agents or employees for inclusion in the Proxy Statement, will, on the date the Proxy Statement is first mailed to Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact, or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will not, at any time the Offer Documents are filed with the SEC or first published, sent or given to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to any Company SEC Information.

         4.6. Financing. The Purchaser will at the Closing have sufficient funds available (either cash on hand or pursuant to existing financing agreements) to pay the entire Merger Consideration and satisfy all of its other obligations under this Agreement.

                                  V. COVENANTS

         5.1. Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company will, and will cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with all key customers, suppliers and other Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Without limiting the generality or effect of the foregoing, except as described in Section 5.1 of the Company Disclosure Letter or as expressly provided by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of Parent:

         (a) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of the Company to its parent, (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (b) except for the issuance of Shares pursuant to the exercise of options that are outstanding on the Measurement Date, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

         (c) amend its certificate of incorporation or bylaws;

         (d) acquire assets or acquire by merging or consolidating with, or by purchasing all or substantially all of the assets of, or in any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof in a transaction or series of related transactions involving a total purchase price (determined in accordance with GAAP) in excess of $1,000,000;

         (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than
(x) in the ordinary course of business consistent with past practice, and (y) sales of assets which do not individually or in the aggregate exceed $1,000,000;

         (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or guarantee any debt securities of another Person;

         (g) enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

         (h) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company or to officers and employees of the Company or any of its Subsidiaries for travel, business or relocation expenses in the ordinary course of business;

         (i) make any capital expenditures other than expenditures in the ordinary course of business consistent with past practice;

         (j) make any change to its accounting methods, principles or practices, except as may be required by GAAP, or make or change any Tax election or method of accounting, settle or compromise any material Tax liability or refund, or file its Tax Returns other than as is consistent with past practice and in accordance with applicable law;

         (k) except as required by Law or contemplated in Section 5.9 of the Company Disclosure Letter, enter into, adopt or amend in any material respect or terminate any Company Benefit Plan or any other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their directors, officers or employees;

         (l) hire or terminate the employment of any executive officer or employee or, except as contemplated by Section 5.9 of the Company Disclosure Letter, increase the compensation of any director, executive officer or other employee of the Company or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person other than in the ordinary course of business;

         (m) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

         (n) amend the terms of any Material Contract, other than in the ordinary course of business, or relinquish any material right under or terminate any Material Contract;

         (o) enter into any material agreement not in the ordinary course of business; or

         (p) authorize, or commit or agree to take, any of the foregoing actions or take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of a future date.

         5.2. No Solicitation. (a) The Company, its affiliates and their respective officers, directors, employees, representatives and agents will immediately cease any existing discussions or negotiations, if any, with any parties with respect to any Company Takeover Proposal, take the necessary steps to inform such parties of the obligations undertaken in this Section 5.2, and request that such parties promptly return all documents (and all copies thereof) furnished to them by the Company or its representatives in connection with such discussions and negotiations. The Company will not, nor will it permit any of its Subsidiaries, officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives, directly or indirectly, to (i) solicit, initiate or take any other action that could reasonably be expected to facilitate or encourage (including without limitation by way of furnishing information or providing access to the books, records, properties or assets of the Company or any of its Subsidiaries), the making of any proposal which constitutes a Company Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; provided, however, that if, at any time prior to the date on which Purchaser purchases Shares in the Offer (the "Offer Completion Date"), the Company Board determines in good faith by a majority vote that it has received a Superior Proposal, the Company may, (A) furnish information with respect to the Company and any of its Subsidiaries to such Person following compliance with its obligations under this Section 5.2(b), pursuant to a customary confidentiality agreement and (B) participate in discussions and negotiations with such Person regarding such Superior Proposal. For purposes of this Agreement, "Company Takeover Proposal" means any written proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 20% or more of the assets, net income or net revenues of the Company and its Subsidiaries or 20% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer for Shares for any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction that is intended to or could frustrate the completion of the transactions contemplated hereby. "Superior Proposal" means any bona fide, unsolicited written Company Takeover Proposal that (y) involves the direct or indirect acquisition or purchase of 100% of the assets of the Company and its Subsidiaries or 50% or more of the Common Stock of the Company and (z) involves payment of consideration to the Company or the Stockholders and other terms and conditions that, taken as a whole, the Company Board determines in good faith by a majority vote, after consulting with a financial advisor of nationally recognized reputation, and taking into account all the terms and conditions of the Company Takeover Proposal, including any breakup fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company's stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed or the Company Board determines, after consulting with a financial advisor of nationally recognized reputation, is available. The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Company Takeover Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person that may be considering making, or has made, a Company Takeover Proposal. The Company shall provide such notice orally and in writing and shall identify the Person making such Company Takeover Proposal, and provide in reasonable detail the terms and conditions of any such Company Takeover Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and material details of any such Company Takeover Proposal, indication or request.

         (b) Except as expressly permitted by this Section 5.2(b), neither the Company Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal (each, a "Company Acquisition Agreement"). Notwithstanding the foregoing, in the event that prior to the Offer Completion Date, the Company Board determines in good faith by a majority vote that the Company has received a Superior Proposal, the Company Board may, subject to Section 7.5(b), withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement, approve or recommend a Superior Proposal or terminate this Agreement pursuant to Section 7.3(c), provided, however, that not fewer than two Business Days prior to taking such action, the Company will notify Parent in writing of its intention to take such action and provide Parent with a reasonable opportunity to respond to any such Company Takeover Proposal. The Company agrees to notify Parent promptly if its intention to enter into a Company Acquisition Agreement shall change at any time or the Company Board shall have authorized the Company to do so.

         (c) Nothing contained in this Section 5.2 will prohibit the Company, following its receipt of a Superior Proposal, from taking and disclosing to its Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act.

         5.3. Filings, Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including without limitation (i) obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making of all necessary registrations and filings (including filings with Governmental Entities) and taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining of all necessary consents, approvals or waivers from third parties, and (iii) execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

         (b) In connection with and without limiting the foregoing, the Company will (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger or any of the other transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable thereto, take all action necessary to ensure that the Offer and the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation thereon.

         (c) If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Purchaser or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Purchaser or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Purchaser or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         5.4. Inspection of Records. (a) From the date hereof to the Effective Time, the Company will (i) allow all designated officers, attorneys, accountants and other representatives of Parent reasonable access at all reasonable times to the officers, key employees, accountants and other representatives of the Company and its Subsidiaries and the books and records of the Company and its Subsidiaries and (ii) furnish to Parent and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request.

         (b) Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, the parties will, and will instruct each of their respective Affiliates, associates, partners, employees, agents and advisors to, hold in confidence all such information as is confidential or proprietary and will use such information only in connection with the Offer and the Merger.

         (c) If the transactions contemplated herein are not consummated, then each receiving party shall return to the disclosing party all documents, studies, analyses, compilations, data and other information provided by the disclosing party to such receiving party or compilations, extracts, summaries or other documents prepared by such receiving party from information supplied by the disclosing party (together, the "Confidential Information"). No receiving party shall use or reveal to any third party any of the Confidential Information, provided, that the obligations of any receiving party hereunder shall not apply to:

                  (i) any Confidential Information which was known to or already in the possession of such receiving party prior to its disclosure by the disclosing party or developed by the receiving party other than in breach of this Agreement, provided, that such Confidential Information was not, to the knowledge of the receiving party obtained in violation of another confidentiality agreement or similar obligation with the disclosing party or another party;

                 (ii) any Confidential Information which is disclosed to the receiving party by a third party (which term shall not include the counsel, accountants and other non-employee representatives of the Company) having, to the knowledge of the receiving party, the legal right to make such disclosure; or

                (iii) any Confidential Information which is required to be disclosed by order of any court or other tribunal of competent jurisdiction or by any other applicable Law, provided, that the receiving party shall notify the disclosing party of any order promptly so as to afford the disclosing party the opportunity to intervene in order to prevent such disclosure, if the disclosing party so desires.

         5.5. Publicity. The initial press release relating to this Agreement will be in the form of a joint press release previously agreed between Parent and the Company and thereafter the Company and Parent will, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

         5.6. Proxy Statement. If required by applicable Law, the Company will promptly prepare and file with the SEC as soon as practicable after the Offer Completion Date the Proxy Statement, will use its reasonable best efforts to have the Proxy Statement cleared by the SEC and promptly thereafter will mail the Proxy Statement to the Stockholders. Any Proxy Statement will contain the recommendation of the Company Board that the Stockholders approve and adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The Company agrees not to mail the Proxy Statement to the Stockholders until Parent confirms that the information provided by Parent and Purchaser continues to be accurate. If at any time prior to the Company Stockholders Meeting any event or circumstance relating to the Company or any of its Subsidiaries or Affiliates, or its or their respective officers or directors, should be discovered by the Company that is required to be set forth in a supplement to any

Proxy Statement, the Company will inform Parent and Purchaser to supplement such Proxy Statement and mail such supplement to the Stockholders.

         5.7. Insurance; Indemnity. (a) At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will include indemnification provisions substantially equivalent to those contained in the certificate of incorporation and bylaws of the Company as of the date of this Agreement. The indemnification provisions in the certificate of incorporation and bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof were directors, officers, employees, fiduciaries or agents of the Company or its Subsidiaries or who otherwise would be entitled to indemnification under the certificate of incorporation, bylaws or indemnification agreements of the Company or its Subsidiaries (the "Indemnified Parties"). Notwithstanding any other provision hereof, the provisions of this
Section 5.7 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

         (b) The Company and the Surviving Corporation, as applicable, will maintain in effect for not less than six years after the Offer Completion Date policies of directors' and officers' liability insurance (containing terms and conditions with respect to coverage and amount which are no less advantageous to the Persons currently covered by such policies of the Company and its Subsidiaries as insured) with respect to matters existing or occurring at or prior to the Offer Completion Date; provided that in satisfying its obligations under this Section 5.7(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount per annum the Company paid for the fiscal year ending December 31, 1999, and; provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 200% of the amount spent per annum by the Company for its fiscal year ending December 31, 1999.

         5.8. Company Stockholders Meeting. (a) The Company will take all action necessary in accordance with applicable Law and its certificate of incorporation and bylaws to convene a meeting of the Stockholders as promptly as practicable after the Offer Completion Date to consider and vote upon the approval and adoption of this Agreement and the Merger. The Company Board will recommend such approval and adoption and the Company will take all lawful action to solicit such approval, including without limitation timely mailing any Proxy Statement; provided, however, that such recommendation is subject to any action, including any withdrawal or change of its recommendation, taken by, the Company Board, expressly permitted by Section 5.2(b). Without limiting the generality or effect of the foregoing, the Company's obligations pursuant to the first sentence of this Section 5.8 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal. If the Parent or Purchaser purchases any Common Stock pursuant to the Offer, the record date for the Company Stockholder Meeting shall be a date subsequent to the date the Parent or Purchaser becomes a record holder of Common Stock purchased pursuant to the Offer.

         (b) Notwithstanding Section 5.8(a) hereof, in the event that Parent, Purchaser or any other Subsidiary of Parent acquires at least 90% of the outstanding Voting Securities pursuant to the Offer or otherwise, the parties hereto agree, at the request of Parent or Purchaser, to take all necessary and appropriate action to cause the Merger to become effective in accordance with
Section 253 of the DGCL without a meeting of Stockholders as soon as practicable after the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer.

         5.9. Certain Employee Matters. Prior to or at the Effective Time, the Parent, the Company and the Surviving Corporation agree to take the actions as are necessary to carry out the matters described in Section 5.9 of the Company Disclosure Schedule.

                            VI. CONDITIONS PRECEDENT

         6.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares validly tendered and not withdrawn pursuant to the Offer, provided, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement;

         (b) If required by the DGCL, this Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable Law by the holders of the issued and outstanding shares of capital stock of the Company; and

         (c) No Order or Law enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect.

                                VII. TERMINATION

         7.1. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time, whether or not the Company Stockholder Approval has been obtained, by the mutual consent of Parent and the Company.

         7.2. Termination by Either Parent or Company. This Agreement may be terminated by action of the Board of Directors of either Parent or the Company, whether or not the Company Stockholder Approval has been obtained, if (a) the Offer Completion Date shall not have occurred on or before May 31, 2000 (the "Outside Date"); provided, however, that no party may terminate this Agreement pursuant to this Section 7.2(a) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Offer Completion Date shall not have occurred on or before said date, (b) any Governmental Entity shall have issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement and such Restraint or other action shall have become final and nonappealable, or (c) the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder by Purchaser as a result of the failure of any of the Offer Conditions to be satisfied or waived prior to the Expiration Date or any extension thereof.

         7.3. Termination by Company. This Agreement may be terminated at any time prior to the Offer Completion Date by action of the Board of Directors of the Company, if (a) the representations and warranties of the Parent or Purchaser set forth in the Agreement which are not qualified by "materiality" or "Parent Material Adverse Effect" shall not be true and correct in all material respects, or the representations and warranties that are qualified by "materiality" or "Parent Material Adverse Effect" shall not be true and correct in all respects; provided that such breach of representation or warranty is not curable or, if curable, is not cured within the earlier of (i) 10 calendar days after written notice of such breach is given by the Company to Parent and (ii) the Expiration Date; or (b) there has been a material breach or failure to perform of any of the covenants set forth in this Agreement on the part of Parent or Purchaser, which breach is not curable or, if curable, is not cured within the earlier of (i) 10 calendar days after written notice of such breach is given by the Company to Parent and (ii) the Expiration Date; or (c) (i) the Board of Directors of the Company shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a Company Acquisition Agreement with respect to a Superior Proposal and the Company shall have notified Parent in writing that it intends to enter into an agreement, attaching a summary of the material terms thereof, (ii) Parent shall not have made, within two Business Days of receipt of the Company's written notification of its intention to enter into a Company Acquisition Agreement with respect to a Superior Proposal, an offer that the Board of Directors determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal, and (iii) the Company prior to such termination pursuant to this clause (c) shall have paid to Parent in immediately available funds the fees required to be paid pursuant to Section 7.5.

         7.4. Termination by Parent. This Agreement may be terminated at any time prior to the Offer Completion Date by action of the Board of Directors of Parent, if (a) the representations and warranties of the Company set forth in the Agreement which are not qualified by "materiality" or "Company Material Adverse Effect" shall not be true and correct in all material respects, or the representations and warranties that are qualified by "materiality" or "Company Material Adverse Effect" shall not be true and correct in all respects; provided that such breach of representation or warranty is not curable or, if curable, is not cured within the earlier of (i) 10 calendar days after written notice of such breach is given by Parent to the Company or (ii) the Expiration Date; or (b) there has been a material breach or failure to perform of any of the covenants set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within the earlier of (i) 10 calendar days after written notice of such breach is given by Parent to the Company and (ii) the Expiration Date; or (c) (i) the Board of Directors or any committee thereof of the Company shall have (A) failed to recommend or withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of this Agreement, the Offer or the Merger or (B) approved or recommended, or proposed publicly to approve or recommend, a Company Takeover Proposal to the Stockholders or shall have resolved to do any of the foregoing, or (ii) the Company shall have entered into a Company Acquisition Agreement or the Company Board shall have authorized the Company to do so; or (d) any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired beneficial ownership of more than 20% of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (other than Holdings and its Affiliates), or Holdings and its Affiliates shall have acquired additional Shares after the date hereof.

         7.5. Effect of Termination and Abandonment; Termination Fee. (a) In the event of termination of this Agreement pursuant to this Article VII, all obligations of the parties hereto will terminate, except the obligations of the parties pursuant to this Section 7.5, the last sentence of Section 1.3, Section 5.4(b), Section 5.4(c) and Sections 8.1 through 8.15, inclusive. Notwithstanding the foregoing or any other provision of this Agreement, in the event of termination of this Agreement, nothing herein will prejudice the ability of the non-breaching party to seek damages from any other party for any prior deliberate or willful breach of this Agreement, including without limitation attorneys' fees and the right to pursue any remedy at law or in equity with respect thereto.

         (b) The Company will pay to Purchaser an amount equal to $7 million (the "Company Termination Fee") in any of the following circumstances:

                           (A) This Agreement is terminated pursuant to Section
                  7.3(c), 7.4(c) or 7.4(d); or

                           (B) This Agreement is terminated by Parent pursuant
                  to Section 7.4(a) or 7.4(b) and the Company shall not have the right at such time to terminate this Agreement pursuant to Section 7.3(a) or 7.3(b).

         (c) The Company acknowledges that the agreements contained in this
Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Purchaser would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.5, and, in order to obtain such payment, Parent or Purchaser commences a suit which results in a judgment against the Company for any amounts set forth in this Section 7.5, the Company will pay to Parent and Purchaser their costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. This Section 7.5 will survive any termination of this Agreement.

         (d) In the event that an amount is payable by the Company pursuant to this Section 7.5, then, notwithstanding anything in this Agreement or the Stockholder Agreement to the contrary, (i) such amount shall be full compensation and liquidated damages for the loss suffered by the Parent as a result of the failure of the transactions contemplated by this Agreement and the Stockholder Agreement to be consummated and to avoid the difficulty of determining damages under the circumstances and (ii) such amount shall be in lieu of any other entitlement of the Parent, and shall be the sole and exclusive liability of the Company and Holdings, with respect to all matters arising under or relating to this Agreement and the Stockholder Agreement.

                            VIII. GENERAL PROVISIONS

         8.1. Nonsurvival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will terminate upon the termination of this Agreement pursuant to Article VII.

         8.2. Notices. Any notice or other communication required to be given hereunder shall be in writing, and sent by reputable courier service (with proof of service), by hand delivery or by facsimile (followed on the same day by delivery by courier service (with proof of delivery) or by hand delivery), addressed as follows:

         If to Parent or Purchaser:
         c/o Bass Hotels & Resorts
         Three Ravinia Drive
         Suite 2900
         Atlanta, Georgia 30346
         Attn:  James L. Kacena
         Fax No.: (770) 604-2378

         With copies to:

         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, New York 10017
         Attn:  Paul R. Kingsley
         Fax No.: (212) 450-4800

         If to the Company:

         Bristol Hotels & Resorts
         14295 Midway Road
         Addison, Texas 75001
         Attn:  J. Peter Kline
         Fax No.: (972) 391-1500

         With copies to:

         Jones, Day, Reavis & Pogue
         599 Lexington Avenue
         New York, New York 10022
         Attn:  Robert A. Profusek, Esq.
         Fax No.:  (212) 755-7306
or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated or personally delivered.

         8.3. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties except that Parent and Purchaser will have the right to assign to any direct or indirect wholly owned subsidiary of Parent or Purchaser any and all rights and obligations of Parent or Purchaser under this Agreement, provided, that any such assignment will not relieve either Parent or Purchaser from any of its obligations hereunder. Any assignment not granted in accordance with the foregoing shall be null and void. Subject to the first sentence of this Section 8.3, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 5.7 and 5.9, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.4. Entire Agreement. This Agreement, Annex A, the Company Disclosure Letter, the Stockholder Agreement and any documents delivered by the parties in connection herewith or therewith, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

         8.5. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the Stockholders but after any such Stockholder approval, no amendment will be made which by Law requires the further approval of the Stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.6. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

         8.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. A facsimile copy of a signature page shall be deemed to be an original signature page.

         8.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

         8.9.  Certain Definitions/Interpretations. (a) For purposes of this
Agreement:

                  (i) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

                 (ii) "Business Day" means any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or required by Law to close;

                (iii) "FelCor Stockholders Agreement" means the Stockholders' and Registration Rights Agreement, dated July 28, 1998, by and among FelCor Lodging Trust, Bass PLC, Bass America Inc., Holiday Corporation, United/Harvey Investors I, L.P., United/Harvey Investors II, L.P., United/Harvey Investors III, L.P., United/Harvey Investors IV, L.P. and United/Harvey Investors V, L.P.;

                 (iv) "Knowledge" of any Person which is not an individual means the actual knowledge of any of such Person's executive officers after reasonable inquiry; and

                  (v) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         (b) When a reference is made in this Agreement to an Article, Section or Annex, such reference will be to an Article or Section of, or an Annex to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

         8.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Subject to Section 1.5(b), at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         8.11. Incorporation of Annex A. Annex A attached hereto is hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         8.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

         8.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, except as set forth in
Section 7.5(d), the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.14. Expenses. Except as set forth in Section 7.5, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby and thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company will bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Proxy Statement, the Schedule 14D-9, the Schedule TO and the other Offer Documents (including SEC filing fees) (all which will be printed at a financial printer selected by Parent that is reasonably satisfactory to the Company) and (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees).

         8.15. Jurisdiction; Consent to Service of Process. (a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery or other courts of the State of Delaware (a "Delaware Court"), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court.

         (b) It will be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in a Delaware Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction; provided that the foregoing will not apply to any suit, action or proceeding by a party seeking indemnification or contribution pursuant to this Agreement or otherwise in respect of a suit, action or proceeding against such party by a third party if such suit, action or proceeding by such party seeking indemnification or contribution is brought in the same court as the suit, action or proceeding against such party.

         (c) No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction.

         (d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court,
(ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law.

         8.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR CONTEMPLATED HEREBY.

                    [Remainder of page intentionally blank]

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.
                                            BRISTOL HOTELS & RESORTS


                                            By:  /s/ J. Peter Kline
                                                -------------------------------
                                                J. Peter Kline
                                                Chairman and Chief
                                                Executive Officer

                                            BASS PLC

                                            By: /s/ Andrew E. Macfarlane
                                                -------------------------------
                                                Andrew E. Macfarlane
                                                Attorney-in-fact

                                            BHR NORTH AMERICA, INC.

                                            By: /s/ Thomas Arasi
                                                -------------------------------
                                                Thomas Arasi
                                                President

                                                                        ANNEX A

                     CONDITIONS TO COMPLETION OF THE OFFER

         Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares, and (subject to any such rules or regulations) may postpone the acceptance for payment or payment for any Shares tendered, and, subject to the terms of the Agreement, may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) (i) unless the following conditions have been satisfied: (a) there have been validly tendered and not withdrawn prior to the Expiration Date a number of Shares which represent, together with Shares held by Parent, Purchaser or any of their Affiliates, a majority of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger ("Voting Securities"), calculated on a fully diluted basis, on the date of purchase (the "Minimum Condition") ("on a fully diluted basis" having the following meaning: as of any date, the number of Shares outstanding, together with the number of Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise) and (b) any waiting periods or approvals applicable to the Offer or the Merger under the HSR Act shall have expired or been terminated prior to the Expiration Date, or (ii) if at any time on or after the date of this Agreement and before the Expiration Date (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following shall have occurred:

                  (A) any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order, or shall have taken, proposed or threatened any action or position, which would reasonably be expected to (i) make the acceptance for payment of, or the payment for some or all of the Shares illegal or otherwise prohibited or otherwise, restrict, prevent or prohibit consummation of the Offer or the Merger, (ii) impose limitations on the ability of Purchaser to acquire or hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares purchased by it on all matters properly presented to the stockholders, or (iii) prohibit or impose any material limitation on Purchaser's ownership or operation of all or a material portion of the assets or business of the Company or any of its Subsidiaries;

                  (B) the representations and warranties of the Company set forth in the Agreement which are not qualified by "materiality" or "Company Material Adverse Effect" shall not be true and correct in all material respects, or the representations and warranties that are qualified by "materiality" or "Company Material Adverse Effect" shall not be true and correct in all respects, in each case as of the date of consummation of the Offer as though made on or as of such date; provided that such breach of representation or warranty is not curable or, if curable, is not cured within the earlier of (i) 10 calendar days after written notice of such breach is given by Parent to the Company or (ii) the Expiration Date;

                  (C) there has been a material breach or failure to perform of any of the covenants set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within the earlier of (i) 10 calendar days after written notice of such breach is given by Parent to the Company and (ii) the Expiration Date;

                  (D) there shall have occurred any change, event or development that has had, or would reasonably be expected to have, a Company Material Adverse Effect;

                  (E) this Agreement shall have been terminated in accordance with its terms;

                  (F) the Company Board shall have (1) failed to recommend or withdrawn or modified or changed its recommendation of the Offer, the Merger or this Agreement (including by amendment of Schedule 14D-9) in a manner adverse to Purchaser or Parent, or (2) approved or recommended, or proposed publicly to approve or recommend, any Company Takeover Proposal or resolved to do any of the foregoing.

                  (G) the Company shall have entered into a Company Acquisition Agreement or the Company Board shall have authorized the Company to do so; or

                  (H) any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired beneficial ownership of more than 20% of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (other than Holdings and its Affiliates), or Holdings and its Affiliates shall have acquired additional Shares after the date hereof;

         which in the judgment of Parent, in any case makes it inadvisable to proceed with such acceptance for payment or payment for Shares.

         The foregoing conditions are for the sole benefit of Purchaser and its Affiliates and may be asserted by Purchaser, or Parent on behalf of Purchaser, regardless of the circumstances (including without limitation any action or inaction by Purchaser or any of its Affiliates) giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in this Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right and may be asserted at any time and from time to time.

                                      A-2